Exhibit 8.1

August 10, 2012

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:

You have requested our opinion concerning certain federal income tax matters with respect to SL Green Realty Corp. (the “Company”) in connection with the prospectus supplement dated August 7, 2012 (the “Prospectus Supplement”) to the prospectus dated June 17, 2011 (together with the Prospectus Supplement, the “Prospectus”) relating to the post-effective amendment to the Form S-3 registration statement filed by the Company, Reckson Operating Partnership, L.P., a Delaware limited partnership, and SL Green Operating Partnership, L.P., a Delaware limited partnership, with the Securities and Exchange Commission (the “SEC”) on June 17, 2011 (File No. 333-163914) (the “Registration Statement”).  The Prospectus Supplement relates to the issuance and sale of 9,200,000 shares of 6.50% Series I Cumulative Redeemable Preferred Stock of the Company (including 1,200,000 shares to be issued pursuant to the underwriters’ exercise in full of their over-allotment option).

The opinions expressed below are based, in part, upon (i) various assumptions and factual representations set forth in the Registration Statement (including the Prospectus), in registration statements on Forms S-11 and S-3 previously filed by the Company with the SEC, in the Underwriting Agreement and in a letter delivered to us by the Company today (the “Representation Letter”), and (ii) our review of such other documents as we have considered necessary or appropriate as a basis for rendering this opinion.  We have not made any independent investigation of the facts set forth in any of these documents.  We are not, however, aware of any material facts or circumstances contrary to or inconsistent with the representations we have relied upon as described herein or other assumptions set forth herein.  We have assumed that all representations made in the Representation Letter to the best of the knowledge of any person are true, correct and complete as if made without such qualification.  The opinions expressed below are also based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (including temporary and proposed regulations) and existing administrative and judicial interpretations thereof (including private letter rulings issued by the Internal Revenue Service (the “IRS”), which are not binding on the IRS except with respect to a taxpayer receiving such a ruling), all as they exist at the date of this letter.  All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect.  Any

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changes to the foregoing authorities might result in modifications of our opinions contained herein.

Based on the foregoing, we are of the opinion that:

(i)            Commencing with the Company’s taxable year ended December 31, 2001, the Company was organized and has been operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of the Company will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code

(ii)           The statements contained in the Prospectus under the captions “Supplemental Material United States Federal Income Tax Consequences,” “Material United States Federal Income Tax Consequences,” “Description of Series I Preferred Stock - Restrictions on Ownership and Transfer” and “Restrictions on Ownership of Capital Stock,” that describe applicable U.S. federal income tax law and legal conclusions with respect thereto are correct in all material respects as of the date hereof.

We express no opinion with respect to the transactions described herein or in Prospectus other than those opinions expressly set forth herein.  Furthermore, the Company’s qualification as a REIT will depend upon the Company’s meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT.  We will not review these operations and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto for any taxable year.

This opinion letter is furnished to you for your use in connection with the Current Report on Form 8-K being filed by the Company with the SEC on the date hereof, and incorporated by reference into the Registration Statement.  We hereby consent to the filing of this opinion as Exhibit 8.1 thereto.  We also consent to the references to our name in connection with the material discussed in the Prosectus under the captions “Supplemental Material United States Federal Income Tax Consequences,” “Material United States Federal Income Tax Consequences” and “Legal Matters.”  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Greenberg Traurig, LLP